Exhibit 10(n)

Oncor Electric Delivery Company LLC

Director Stock Appreciation Rights Plan

SECTION 1. Purpose. The Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of Oncor Electric Delivery Company LLC (the “Company”, an indirect subsidiary of Energy Future Holdings Corp., “EFH”) by attracting and retaining management and other personnel and key service providers, and motivating such personnel by means of growth-related incentives to achieve long-range goals; and

(b) to further the alignment of interests of participants with those of the equity holders of the Company through opportunities for participation in the appreciation of the Company.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

“Award” means any award of SARs made under Section 5 of the Plan.

“Award Letter” means any written notice, agreement, or other document evidencing any Award.

“Base Price” means the Fair Market Value per equity unit of the Company on the date of grant.

“Cause” means with respect to a Participant: (i) if, in carrying out his or her duties to the Company, Participant engages in conduct that constitutes (a) a breach of his or her fiduciary duty to the Company, its Subsidiaries or its shareholders, (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company and its Subsidiaries, taken as a whole, or (ii) upon the indictment of the Participant, or the plea of guilty or nolo contendere by Participant to, a felony or a misdemeanor involving moral turpitude.

“Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH, Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), or the Company to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH, any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of EFH Common Stock that results in more than 50% of EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of common stock by EFH, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the common stock of, and has the ability to appoint less than a majority of the directors to the board of directors of, EFH (or any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH than the Sponsor Group; provided, however, that notwithstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH, and clauses (ii) and (iii) shall not apply, in each case, for the purposes of interpreting the termination or applicability of any puts, calls, right of first offer or release from other transfer restrictions upon Transfers of Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor

Holdings for the purposes of interpreting the termination or applicability of any puts, calls, right of first offer or release from other transfer restrictions upon Transfers of Units and (z) clause (i) above shall be deemed not to include any reference to the Company for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of equity units of Oncor Holdings.

“Closing Date” means October 10, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Organization and Compensation Committee of the Oncor Board, any other committee of the Oncor Board specified by the Oncor Board as the “Committee” hereunder, or, if no such committee is appointed, the Oncor Board.

“EFH Common Stock” means shares of common stock, no par value, of EFH.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a Participant, the fair market value of a corresponding number of Units (or any successor common equity of an IPO Vehicle) on the date of determination as calculated pursuant to the following provisions: (i) if there is a public market for Units (or any successor common equity of an IPO Vehicle) on such date, the average of the high and low closing bid prices of Units (or any successor common equity of an IPO Vehicle), as applicable, on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares or, (ii) if there is no public market for the Units (or any successor common equity of an IPO Vehicle), on a per share basis, the Fair Market Value of the Units (or any successor entity of an IPO Vehicle), as applicable, on any given date, as determined reasonably and in good faith by the Oncor Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of Units (or any successor common equity of an IPO Vehicle) or SARs, as applicable, in excess of any illiquidity discount applicable to Units (or any successor common equity of an IPO Vehicle), generally.

“Fiscal Year” means each of the 2008, 2009, 2010, 2011, 2012, 2013 and 2014 fiscal years of the Company.

“Grant Date” means the date on which Stock Appreciation Rights are granted to a Participant.

“Group” means, “group” as such term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act.

“IPO Vehicle” means an Affiliate of the Company (the material assets of which consist only of its direct or indirect interest in the Company, or the assets of the Company) used for the purposes of effecting a Public Offering (as defined in the Director Stockholder’s Agreement) of the vehicle holding the assets of the Company.

“EFH Management Stockholder” means an individual Senior Leadership Team management stockholder who is party to a management stockholder’s agreement with EFH and Texas Energy Future Holdings Limited Partnership.

“EFH Realization Event” means any transaction or completion of a series of transactions that results, directly or indirectly, in (1) the EFH Management Stockholders being entitled to realize in respect of their EFH Common Stock, cash and/or publicly traded securities after the Oncor Closing Date, but excluding any ordinary course repurchases of EFH Common Stock from any particular EFH

Management Stockholder(s) or (2) EFH realizing in respect of its Units, cash and/or publicly traded securities (including Units held by EFH, if then publicly traded and freely marketable securities) after the Oncor Closing Date, but excluding any sale of Units to any director, Employee or other Person having a relationship with the Company or any other Service Provider.

“IPO Vehicle” means an Affiliate of the Company (the material assets of which consist only of its direct or indirect interest in the Company, or the assets of the Company) used for the purposes of effecting a Public Offering (as defined in the Management Stockholder’s Agreement) of the vehicle holding the assets of the Company.

“Liquidity Event” means the first to occur of any transaction or completion of a series of transactions that results, directly or indirectly (including indirectly in an Indirect Valuation Event), in EFH realizing in respect of its Units, cash and/or publicly traded securities (including Units held by EFH, if then publicly traded and freely marketable securities) having a market value that at least equals the Oncor Return or the Oncor IRR, provided that if more than 25% of the aggregate amount realized is in the form of publicly traded securities, no portion of such excess may be taken into account in determining the Oncor Return or Oncor IRR until such securities are sold for cash in accordance with the terms of the Plan. An “Indirect Valuation Event” means transactions pursuant to which the Sponsor Group realizes return in respect of their shares of EFH common stock, in which case “Liquidity Event” shall be determined based upon consideration so realized that is indirectly attributable to the Units held by EFH, as determined in good faith by the Committee.

“Director Stockholder’s Agreement” means that certain Director Stockholder’s Agreement between the Participant, the Company and Oncor Management Investment LLC.

“Management Unit” means such term as defined in the Director Stockholder’s Agreement.

“Marketable Securities” means (i) prior to a public offering, the equity securities of any acquiring entity that gains control of EFH or (ii) the registered EFH Common Stock following a public offering.

“Measurement Date” means any date upon which a Liquidity Event occurs.

“Oncor Board” means the Board of Directors of the Company.

“Oncor Closing Date” means the closing date of the minority sale of outstanding membership interests in the Company to Texas Transmission Investment LLC pursuant to the Contribution and Subscription Agreement, dated as of August 12, 2008.

“Oncor IRR” means an amount equal to a pretax compounded annual internal rate of return of at least 12% on the approximately $7.5 billion value of the equity in Oncor Holdings held by EFH on the Closing Date. For the avoidance of doubt, any calculation of Oncor IRR will take into account cash dividends or other cash distributions paid on such equity in Oncor Holdings, as well as the value of equity if and when it becomes publicly traded.

“Oncor Return” means on any given date, an amount equal to the product of 2.0 (2.5 in respect of Fiscal Years 2016 and 2017) times the approximately $7.5 billion value of the equity in Oncor Holdings held by EFH on the Closing Date. For the avoidance of doubt, any calculation of Oncor Return will take into account cash dividends or other cash distributions paid on such equity in Oncor Holdings, as well as the value of equity if and when it becomes publicly traded.

“Participant” means any individual designated in Section 4 as being eligible for an Award, and selected by the Committee, to receive an Award under the Plan.

“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Plan Account” means a notional account maintained by the Company for each Participant for purposes of determining amounts that will be payable to such Participant.

“Service Recipient” means the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).

“Sponsor Group” means the investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co.

“Stock Appreciation Right” or “SAR” means the right to receive a cash payment (except as otherwise provided in Section 5(f)(i) hereof) equal to the increase in the Fair Market Value on the date of exercise of one Unit over the Base Price of such Unit.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other stock interests possessing 50% or more of the total combined voting power of all classes of stock or other stock interests in one of the other corporations or other entities in such chain.

“Unit” means equity units of the Company or any successor IPO Vehicle, which may be authorized but unissued, or issued and reacquired, and including any successor equity security.

SECTION 3. Administration of the Plan.

The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out, to make changes in such rules and to waive any terms or conditions of an Award (including without limitation, accelerating or waiving any vesting conditions). Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan. Any action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee.

The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to applicable law and such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Awards to Participants.

The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

SECTION 4. Eligibility. The Committee may from time to time make Awards under the Plan to such non-employee members of the Oncor Board or other persons having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine.

SECTION 5. Awards.

(a) Grant and Form of Awards. From time to time, prior to the termination of the Plan pursuant to Section 10, the Committee may make Awards to Participants under the Plan, which shall be evidenced by an Award Letter. The terms, conditions and limitations of each Award shall be set forth in the Award Letter, consistent with the terms of the Plan. A Participant may be granted multiple Awards, having different Base Prices.

(b) Establishment of Plan Account. The Company shall establish a Plan Account for each Participant. At the time an Award is granted to a Participant, his or her Plan Account shall be credited with a number of SARs, which number of SARs shall be determined at the discretion of the Committee at the time of grant of such Award. A Participant shall not be vested in any Award by reason of having SARs credited to his or her Plan Account unless the vesting conditions as set forth in Section 5(c) of this Plan and vesting conditions set forth in the Participant’s Award Letter are deemed satisfied by the Committee.

(c) Vesting and Exercisability.

(i) Unless otherwise set forth in the Award Letter, so long as the Participant continues to provide services to the Company or any other Service Recipients, the SARs shall become vested (but not exercisable) pursuant to the following schedules: the SARs shall become vested in equal quarterly installments, over the two year period commencing on the Grant Date.

(ii) All vested SARs shall become exercisable pursuant to one of the following events:

A.	Unless otherwise provided in an Award Letter, upon the occurrence of a termination of Participant’s service with the Company or any other Service Recipient (for any reason other than Cause) in connection with or following the occurrence of a Change in Control, the SARs shall immediately vest and the vested SARs shall become immediately exercisable as to 100% of the Units subject to such SARs immediately prior to the Change in Control.

B.	Unless otherwise provided in an Award Letter, upon the occurrence of an EFH Realization Event, subject to the Participant’s continued service with the Company on the date of the event, the vested SARs shall become immediately exercisable as to the Units subject to such vested SARs immediately prior to the EFH Realization Event in connection with such EFH Realization Event in the same proportion as, as applicable, (1) the EFH Management Stockholders are entitled in such EFH Realization Event to realize liquidity in respect of their EFH Common Stock held on the Oncor Closing Date or (2) EFH realizes liquidity in such EFH Realization Event in respect of the equity in Oncor Holdings held by EFH on the Oncor Closing Date, in each case unless the Committee shall determine otherwise.

C.

Notwithstanding any of the above and unless otherwise provided in an Award Letter, upon the termination of Participant’s service with the Company or any other Service Recipient (for any reason other than Cause) prior to the exercisability of the then vested SARs, the Participant’s vested SARs as of the Participant’s termination of service shall remain outstanding and shall become exercisable with respect to such vested SARs, as follows: (x) upon a (i) Change in Control or (ii) Liquidity Event, then 100% of the Units subject to such vested SARs shall become exercisable and (y) upon an EFH Realization Event, then a percentage of the Units subject to such vested SARs shall become exercisable in the same proportion as, as applicable (i) the EFH Management Stockholders are entitled in such EFH Realization Event to realize liquidity in respect of their EFH Common Stock held on the Oncor Closing Date or (ii) EFH realizes liquidity in such EFH Realization Event in respect of the equity in Oncor Holdings held by EFH on the Oncor Closing Date, in each case unless the Committee shall determine otherwise.

(iii) Provided, further, in the event of a termination of services with the Company or any other Service Recipient for Cause all SARs (whether or not vested), shall immediately expire without any entitlement to payment therefor.

(iv) Notwithstanding the foregoing, the Oncor Board or the Committee reserves the right to accelerate vesting and exercisability of a Participant’s award under this Plan.

(v) Any Participant who holds SARs shall have the right to have credited to a bookkeeping account of the Company an amount to reflect any cash dividends that are paid in respect of Units held by Unitholders, as if the Participant had actually been issued Units, rather than SARs, on the date the SARs were granted. Such amounts shall be distributed on the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control, in each case as defined in the final regulations under Section 409A issued by the Internal Revenue Service (“Section 409A of the Code”) (a “Permissible Payment Event”). Amounts shall be credited under this paragraph only to the extent such cash dividends are declared during the period beginning on the date the SARS are granted and ending on the Permissible Payment Event or, if earlier, the date the Participant exercised the SARs.

(d) Exercise of SARs.

(i) Person Eligible to Exercise. During the lifetime of the Participant, only the Participant (or his or her duly authorized legal representative) may exercise the SARs or any portion thereof. After the death of the Participant, any exercisable portion of the SARs may, prior to the time when the SARs become unexercisable under Section 5(e) below, be exercised by his personal representative or by any person empowered to do so under the Participant’s will or under the then applicable laws of descent and distribution.

(ii) Partial Exercise. Any exercisable portion of the SARs, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the SARs or portion thereof becomes unexercisable under Section 5(e) below.

(iii) Manner of Exercise. The SARs, or any exercisable portion thereof, may be exercised solely by delivering to the office of the Corporate Secretary all of the following prior to the time when the SARs or such portion becomes unexercisable under Section 5(e) below:

A.	Notice in writing signed by the Participant or the other person then entitled to exercise the SARs or portion thereof, stating that the SARs or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

B.	In the event the SARs or portion thereof shall be exercised pursuant to Section 5(d)(i) by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the SARs.

(e) Effect of Termination. Except as otherwise provided in Section 5(c)(iii), the Participant may not exercise the vested SARs to any extent after the tenth anniversary of the date of grant.

(f) Calculation of Payment of Awards; Form of Payment.

(i) Any Award not previously forfeited shall entitle the Participant, upon the valid exercise of the Award in respect of exercisable SARs, to receive a cash payment equal to the product of (A) the difference between the Fair Market Value of one equity unit of the Company on the date of the event giving rise to the payment minus the Base Price, and (B) the number of SARs exercised by the Participant; provided, however, that upon the initial public offering (“IPO”) of Units or a successor IPO vehicle, at the election of the Oncor Board, SARs shall be payable solely in Units, cash, or a combination thereof, having a Fair Market Value equivalent to the number of SARs held by such Participant and calculated herein.

(ii) Payment of any SARs will be made no later than thirty (30) days following the date of exercise.

SECTION 6. Adjustments

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for payment of a cash amount to holders of outstanding Awards), in each case as is reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards, without adverse tax consequences under Section 409A of the Code. Any such adjustment made or action taken by the Committee, in good faith, in accordance with the preceding sentence shall be final and binding upon holders of Awards and upon the Company.

SECTION 7. Change in Control

In the event of a Change in Control: (a) if determined by the Committee under this Plan or otherwise determined by the Committee in its sole discretion, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested may automatically be deemed exercisable or otherwise vested as of immediately prior to such Change in Control and (b) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to: (i) cancel such Awards for fair value (as determined in the sole discretion of the Committee), which shall equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares subject to such SARs) over the aggregate Base Price of such SARs; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least ten business days prior to the Change in Control, any SARs shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such SARs shall terminate and be of no further force and effect.

SECTION 8. Amendment and Termination

(a) The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan, provided that any amendment (i) that materially disadvantages the Participant shall not be effective, unless and until the Participant has consented thereto in writing and (ii) that disadvantages the Participant in more than a de minimis way but less than a material way shall require the consent of Participants holding a majority of the equity interests held by the Participants, except in each case as such modification is provided for or contemplated in the terms of the Award or this Plan.

(b) The Oncor Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 6, 7 or 8(c) hereof, may be taken which would, without shareholder approval, decrease the price of outstanding Awards, change the requirements relating to the Committee, or extend the term of the Plan. However, any such action (i) that materially disadvantages the Participant shall not be effective, unless and until the Participant has consented thereto in writing and (ii) that disadvantages the Participant in more than a de minimis way but less than a material way shall require the consent of Participants holding a majority of the equity interests held by the Participants, except as such modification is provided for or contemplated in the terms of the Award or this Plan.

(c) This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of services with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Oncor Board in consultation with the Participant, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

SECTION 9. General Provisions.

(a) Nontransferability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c) Withholding. The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. To the extent permitted under applicable tax laws, Participants will receive a cash dividend equivalent payment sufficient to satisfy any minimum withholding taxes associated with Participant’s SARs.

(d) No Guarantee of Continued Service. Nothing in this Plan shall confer upon the Participant any right to continue providing services to the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of the Participant at any time for any reason what so ever, subject to the applicable provisions of, if any, a consulting agreement.

(e) Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas applicable therein.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan. The Plan shall be effective on the Oncor Closing Date and shall terminate upon the later of (x) the tenth anniversary of the Oncor Closing Date or (y) immediately following the Company’s satisfaction of all of its payment obligations with respect to any then outstanding Awards, subject to earlier termination by the Oncor Board pursuant to Section 8.